Exhibit 5.1

February 8, 2008

GTC Biotherapeutics, Inc.

175 Crossing Boulevard

Framingham, MA 01702

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-3 (File No. 333-142564) (the “Registration Statement”) filed by GTC Biotherapeutics, Inc., a Massachusetts corporation (the “Company”), which was declared effective by the U.S. Securities and Exchange Commission (the “Commission”) on May 18, 2007. We are rendering this opinion in connection with the prospectus supplement filed on or about the date hereof by the Company with the Commission pursuant to Rule 424 under the Securities Act of 1933, as amended (the “Prospectus Supplement”). The Prospectus Supplement relates to the offering by the Company of up to (i) 6,896,552 shares of the Company’s common stock, $.01 par value per share (the “Shares”), (ii) warrants to purchase 6,896,552 shares of common stock (the “Warrants”) and (iii) 6,896,552 shares of common stock issuable upon the exercise of the Warrants (the “Warrant Shares,” and together with the Shares and the Warrants, the “Securities”), which Securities are covered by the Registration Statement. We understand that the Securities are to be offered and sold in the manner described in the Prospectus Supplement.

We have acted as your counsel in connection with the preparation of the Registration Statement, the Prospectus Supplement, the Securities Purchase Agreement dated February 7, 2008 between the Company and the purchasers party thereto (the “Purchase Agreement”) and the form of Warrants. We are familiar with the proceedings of the Board of Directors of the Company and its committees in connection with the authorization, issuance and sale of the Securities. We have examined such other documents as we consider necessary to render this opinion.

The opinions rendered herein are limited to Massachusetts law and New York law.

Based upon the foregoing, we are of the opinion that:

1. The Shares have been duly authorized and, when issued and delivered by the Company against payment therefor as set forth in the Prospectus Supplement, will be validly issued, fully paid and non-assessable.

2. When the Warrants have been duly executed, issued, delivered and paid for in accordance with the circumstances contemplated by the Purchase Agreement, the Warrants will constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

3. The Warrant Shares have been duly authorized and, upon issuance, delivery and payment therefor upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

Our opinions set forth above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights and remedies and to general principles of equity (whether considered in a proceeding in equity or at law).

We hereby consent to the filing of this opinion as a part of the Registration Statement and to the reference of our firm under the caption “Legal Matters” in the Prospectus Supplement.

Very truly yours,

/s/ Edwards Angell Palmer & Dodge LLP

Edwards Angell Palmer & Dodge LLP